Exhibit 99.1

FOR IMMEDIATE RELEASE

Home Properties, Inc. Announces Proposed Offering of Common Stock

ROCHESTER, N.Y., July 8, 2013 – Home Properties, Inc. (NYSE: HME) today announced that it plans to offer 3,500,000 shares of common stock in an underwritten public offering.  HME also plans to grant the underwriters a 30-day option to purchase up to an additional 525,000 shares.  All of the shares of common stock will be offered by the Company and will be issued under a currently effective shelf registration statement filed with the Securities and Exchange Commission.

The Company intends to use the net proceeds from this offering to fund acquisitions, new development and redevelopment of apartment communities and general corporate purposes, which may include paying down outstanding debt, capital expenditures and other working capital requirements.

BofA Merrill Lynch is acting as sole book-running manager for the offering.

A preliminary prospectus supplement and final prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission.  Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by email to dg.prospectus_requests@baml.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Company’s common stock nor shall there be any sale of such common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Home Properties is a publicly traded apartment real estate investment trust that owns, operates, develops, acquires and rehabilitates apartment communities primarily in selected Northeast and Mid-Atlantic markets.  An S & P 400 Company, Home Properties owns and operates 118 communities containing 41,966 apartment units.  For more information, visit Home Properties’ website at www.homeproperties.com.

Forward-Looking Statements

This release contains forward-looking statements. Although the Company believes expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Factors that may cause actual results to differ include general economic and local real estate conditions, weather and other conditions that might affect operating expenses, the timely completion of repositioning and new development activities within anticipated budgets, the actual pace of future acquisitions and dispositions, and continued access to capital to fund growth.

For further information:

David P. Gardner, Executive Vice President and Chief Financial Officer, (585) 246-4113
Charis W. Warshof, Vice President, Investor Relations, (585) 295-4237

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850 Clinton Square/Rochester, New York  14604/(585) 546-4900/FAX (585) 546-5433
www.homeproperties.com